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EXHIBIT 11

                              CITFED BANCORP, INC.
                       Computation of Per Share Earnings
                 (Dollars in thousands, except per share data)



                                               For the Three   For the Three   For the Nine    For the Nine
                                               Months Ended    Months Ended    Months Ended    Months Ended
                                               Dec. 31, 1996   Dec. 31, 1995   Dec. 31, 1996   Dec. 31, 1995
                                               -------------   -------------   -------------   --------------
Computation of Primary Earnings Per Share:
Weighted average number of common
 shares outstanding                             8,583,955         8,439,317      8,557,935     8,435,229
Add common stock equivalents for shares
 issuable under the Stock Option Plan (1)         315,377           375,633        322,289       378,567
                                                ---------         ---------      ---------     ---------
Weighted average number of shares
  outstanding adjusted for common
  stock equivalents                             8,899,332         8,814,950      8,880,224     8,813,796
                                                =========         =========      =========     =========

Net income                                         $5,783         $   4,039      $   8,933       $11,491
                                                =========         =========      =========     =========

Earnings per common and common equivalent share     $0.65             $0.46          $1.01         $1.30
                                                    =====             =====          =====         =====


(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period or the end of period close price, whichever is higher.